UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2016

Supernus Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of

Incorporation)

001-35518	20-2590184
(Commission File Number)	(IRS Employer Identification No.)

1550 East Gude Drive, Rockville MD	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (301) 838-2500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 Resignation of Director

On August 10, 2016, Dr. M. James Barrett, Ph.D. tendered his resignation from the Board of Directors of Supernus Pharmaceuticals, Inc. (“Supernus” or the “Company”), effective immediately.  Dr. Barrett, currently Partner Emeritus at New Enterprise Associates (NEA), a venture capital firm that focuses on the life sciences and information technology industries, had served as the Chairman of the Board of Directors since 2005 when NEA was the lead investor in Supernus. Dr. Barrett’s resignation is consistent with NEA’s exit from Supernus late last year, and with his need to devote his energies going forward towards the current board positions he holds in connection with the NEA portfolio of investments. In addition to serving as Chairman of the Board of the Company, Dr. Barrett was Chairman of the Company’s Compensation Committee and a member of the Governance and Nominating Committee.

The Company also announced that the Board unanimously elected Charles W. Newhall, III, a current independent director, as Chairman.  Mr. Newhall has served as a member of the Company’s Board since 2005, and currently serves as Chair of the Governance and Nominating Committee. He started several healthcare information technology companies, including PatientKeeper, TargetRx, and LifeMetrix. He currently serves on the Boards of Interfusion, Neuropace, and Vitae Pharmaceuticals, and as Chairman Emeritus of the Industry Advisory Board for Greenspring Associates. In 1977, Mr. Newhall co-founded NEA from which he retired in 2012. Prior to that, he was a Vice President of T. Rowe Price. Mr. Newhall is a decorated Vietnam veteran and has an MBA from the Harvard Business School.

A copy of the press release regarding the resignation is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibit

The following document is furnished as an Exhibit pursuant to Item 5.02 hereof:

Exhibit 99.1 — Press Release Dated August 12, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERNUS PHARMACEUTICALS, INC.

DATED: August 12, 2016	By:	/s/ Gregory S. Patrick
Gregory S. Patrick
Vice-President and Chief Financial Officer

EXHIBIT INDEX

Number	Description

99.1	Press Release Dated August 12, 2016.	Attached